EXHIBIT 23.10

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-198888, No. 333-201434 and No. 333-201436 and Form S‑8 No. 333-216585, No. 333-176438, No. 333-183290, and No. 333-209614) of American Midstream Partners, LP of our report dated April 6, 2015, with respect to the financial statements of Main Pass Oil Gathering Company as of and for the years ended December 31, 2014 and 2013 included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst &Young LLP
Chicago, Illinois
March 24, 2017